Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Westwater Resources, Inc. of our report dated February 12, 2021, relating to the consolidated financial statements of Westwater Resources, Inc. (which report appears in the Form 10-K of Westwater Resources, Inc. for the year ended December 31, 2020 and expresses an unqualified opinion).

/s/ Moss Adams LLP

Denver, Colorado

June 25, 2021